EXHIBIT 4.6

             WellPoint Health Networks Inc. Stock Option\Award Plan




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             WELLPOINT HEALTH NETWORKS INC. STOCK OPTION/AWARD PLAN




                                   ARTICLE ONE

                               GENERAL PROVISIONS

1.1      PURPOSE OF THE PLAN

         This WellPoint Health Networks Inc. Stock Option\Award Plan ("Plan") is implemented as of January 1, 1994 ("Effective Date"), to enable WellPoint Health Networks Inc. ("Company") to offer options, restricted stock, performance shares, performance units, phantom stock, and automatic stock appreciation rights to the following eligible individuals ("Eligible Individuals"): Key employees and officers of the Company or of an affiliate ("Affiliate") of the Company linked to the Company by a 50% or greater chain of ownership. For these purposes, ownership means ownership of stock possessing 50% or more of the total combined voting power of the owned entity. In addition, this Plan provides for automatic stock grants to non-employee members of the Board of Directors of the Company ("Board").


1.2      ADMINISTRATION OF THE PLAN

         A. Committee. The Plan will be administered by a committee or committees appointed by the Board and consisting of two or more members of the Board. If no committee is appointed, the Board will serve as the committee. The Board may delegate responsibility for administration of the Plan with respect to designated grant and award recipients to different committees, subject to such limitations as the Board deems appropriate. The term "Committee," when used in this Plan, refers to the committee that has been delegated authority with respect to a matter, or to the Board if no committee has been delegated such authority. Members of a committee will serve for such term as the Board may determine, and may be removed by the Board at any time.

         B. Authority. Each Committee has full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt rules and regulations that it deems necessary, to determine which individuals are Eligible Individuals and which Eligible Individuals are to receive grants and/or awards under the Plan, to determine the amount and/or number of shares subject to such a grant or award, and to determine the terms of such a grant or award made under the Plan (which terms need not be identical).



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Decisions of a Committee made within the discretion delegated to it by the Board are final and binding on all persons.

1.3      STOCK SUBJECT TO THE PLAN

         A. Number of Shares. Shares of the Company's Class A Common Stock ("Common Stock") available for issuance under the Plan will be drawn from the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Company on the open market. The number of shares of Common Stock that may be issued under the Plan will not exceed 2.6 million, subject to adjustment in accordance with the terms of the Plan. Notwithstanding the foregoing, as of January 1 of each fiscal year after 1995, the aggregate number of shares of Common Stock issuable under the Plan will be increased by 1.3% of the number of the Company's Common Equivalent Shares (as defined below) outstanding as of December 31 of the preceding fiscal year. Subject to adjustment as provided in Paragraph 1.3.D, not more than 2.6 million shares may be subject to Incentive Options (as defined below). The "Company's Common Equivalent Shares" are the total number of outstanding shares of Common Stock plus the total number of shares of Common Stock issuable upon conversion or exercise of outstanding warrants, options and convertible securities.

         B. Affiliate Stock. Subject to such limits, regulatory approvals and stockholder approvals as the Committee determines to be necessary, Common Stock issuable under the Plan may include the stock of an Affiliate, a subsidiary, or a joint venture in which the Company is a participant.

         C. Expired Grants and Awards. If any outstanding grant or award under the Plan expires, is terminated, is cancelled or is forfeited for any reason before the full number of shares governed by the grant or award are issued, those remaining shares will not be charged against the limit in Paragraph A above and will become available for subsequent grants and awards under the Plan. Notwithstanding the foregoing, shares for which a cash payment is made in lieu of payment in stock as provided under this Plan and shares forfeited to or repurchased by the Company pursuant to its forfeiture and repurchase rights under this Plan will not be available for subsequent grants and awards under this Plan.

         D. Adjustments. If any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and price per share in effect under each outstanding grant and award under the Plan and (iii) the maximum number of shares issuable to one individual pursuant to Paragraph 1.3.E. The purpose of these adjustments will be to preclude the enlargement or dilution of rights and benefits under the grants and awards.



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         E.  Individual  Limit.  No Eligible  Individual  will receive  options,
restricted  stock,   performance  shares,   performance  units,  phantom  stock,
automatic stock appreciation rights or any combination of each under this Plan for more than 750,000 shares (subject to adjustment as provided in Paragraph 1.3.D) during any five-year period.


                                   ARTICLE TWO

                                     OPTIONS

2.1      TERMS AND CONDITIONS OF OPTIONS

         A. Type and Term. The Committee has full authority to determine whether options are to be incentive stock options ("Incentive Options") that satisfy the requirements of Section 422 of the Internal Revenue Code or non-qualified options not intended to satisfy those requirements ("Non-Qualified Options"), the time or times at which grants become exercisable, and the maximum term for which grants remain outstanding. No grants under the Plan will be exercisable after the expiration of 10 years from the date of grant.

         B. Price. The option price per share will be fixed by the Committee; provided, however, that in no event will the option price per share for Incentive Options be less than 100% of the Fair Market Value of a share of Common Stock on the date of the grant.

         C. Exercise and Payment. After any option granted under the Plan becomes exercisable, it may be exercised by notice to the Company at any time before termination of the option. The option price will be payable in full in cash or check made payable to the Company; provided, however, that the Committee may, either at the time the option is granted or at any subsequent time, and subject to such limitations as it may determine, authorize payment of all or a portion of the option price in one or more of the following alternative forms:

                  (1) in shares of Common Stock valued as of the Exercise Date (defined below) and held for the requisite period to avoid a charge to earnings; or

                  (2) through a sale and remittance procedure under which the option holder delivers a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds to pay the option price.

For purposes of Subparagraph (2) immediately above, the "Exercise Date" is the date on which written notice of the exercise of the option is delivered to the Company. In all



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other cases,  the Exercise Date is the date on which  written  notice and actual payment is received by the Company.

         D. Stockholder Rights. An option holder will have no stockholder rights with respect to any shares covered by an option before the Exercise Date of the option, as defined in the immediately preceding Paragraph.

         E. Separation from Service. The Committee will determine and set forth in each option whether the option will continue to be exercisable, and the terms of such exercise, on and after the date that an optionee ceases to be employed by or to provide services to the Company or an Affiliate. The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

         F. Incentive Options. Options granted under the Plan that are intended to be Incentive Options will be subject to the following additional terms:

                  (1) Dollar Limit. To the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of shares with respect to which options that would otherwise be Incentive Options are exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Company, a parent or subsidiary corporation or predecessor thereof) exceeds the sum of $100,000 (or a greater amount permitted under the Internal Revenue Code), whether by reason of acceleration or otherwise, those options will not be treated as Incentive Options. In making this determination, options will be taken into account in the order in which they were granted.

                  (2) 10% Stockholder. If any employee to whom an Incentive Option is to be granted is, on the date of grant, the owner of stock (determined using the attribution rules of Section 424(d) of the Internal Revenue Code) possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary ("10% Stockholder"), then the following special provisions will apply to the option granted to that individual:

                         (i) The option price per share of the stock  subject to
that Incentive Option will not be less than 110% of the Fair Market Value of the option shares on the date of grant; and

                         (ii) The  option  will not have a term in  excess  of 5
years from the date of grant.






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                  (3) Parent and  Subsidiary.  For  purposes of this  Paragraph,
"parent" and "subsidiary" will have the meaning attributed to those terms, as they are used in Section 422(b) of the Internal Revenue Code.

                  (4) Employees. Incentive Options may only be granted to employees of the Company or of a parent or subsidiary.

         G. Transferability. During the lifetime of the optionee, options will be exercisable only by the optionee and will not be assignable or transferable by the optionee otherwise than by Will or by the laws of descent and distribution following the optionee's death.


2.2      CORPORATE TRANSACTIONS

         A. Termination. In the event of the disposition of all or substantially all of the assets or outstanding capital stock of the issuer of Common Stock by means of a sale, merger, reorganization, or liquidation, each award under this Plan will terminate unless assumed pursuant to a written agreement by the successor corporation or a parent or subsidiary thereof.

         B. Corporate Structure. The grant of awards under this Plan will in no way affect the right of the issuer of Common Stock to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


2.3      REPURCHASE RIGHTS

         The Committee may in its discretion determine that it shall be a term and condition of one or more options exercised under the Plan that the Company or its assigns will have the right, exercisable upon the optionee's separation from service with the Company and/or its Affiliates, to repurchase any or all of the shares of Common Stock previously acquired by the optionee upon the exercise of that option. Any such repurchase right will be exercisable on such terms and conditions (including the establishment of the appropriate vesting schedule and other provisions for the expiration of the repurchase right in one or more installments) as the Committee may specify in the instrument evidencing the right. The Committee will also have full power and authority to provide for the automatic termination of repurchase rights, in whole or in part, thereby accelerating the vesting of any or all of the purchased shares.


                                  ARTICLE THREE

                      AUTOMATIC STOCK APPRECIATION RIGHTS,



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                      RESTRICTED STOCK, PERFORMANCE SHARES,
                      PERFORMANCE UNITS, AND PHANTOM STOCK

3.1      AUTOMATIC STOCK APPRECIATION RIGHT

         Each option grant may, in the discretion of the Committee, be accompanied by the grant of an automatic stock appreciation right ("ASAR"). Under the terms of the ASAR, unless the Committee determines otherwise, the holder of an option will receive cash instead of shares on exercise of an option if issuance of shares on exercise would cause Blue Cross' ownership of the Company to drop below the ownership required for Blue Cross and the Company to file a consolidated Federal income tax return. The cash distribution will be equal to the difference between (i) the Fair Market Value (on the Exercise Date) of the shares to be replaced by the cash and (ii) the aggregate option price payable for the shares to be replaced by the cash.


3.2      RESTRICTED STOCK

         Restricted stock granted under the Plan consists of shares of Common Stock (together with cash dividend equivalents if so determined by the Committee), the retention and transfer of which is subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise and including repurchase and/or forfeiture rights in favor of the Company) as the Committee shall determine. The terms, conditions and restrictions to which restricted stock is subject will be evidenced by such instruments as the Committee may from time to time approve and may vary from grant to grant. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its Affiliates as a condition precedent to the issuance of restricted stock.


3.3      PERFORMANCE SHARES

         Performance shares granted under the Plan consist of the right, subject to such terms, conditions and restrictions as the Committee may determine (including, but not limited to performance standards), to receive a share of Common Stock. Performance shares will be evidenced by such instruments as the Committee may from time to time approve. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its Affiliates as a condition precedent to the issuance of shares pursuant to performance shares. The terms, conditions and restrictions to which performance shares are subject may vary from grant to grant.


3.4      PHANTOM STOCK



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         Phantom  stock  granted under the Plan consists of the right to receive an amount in cash equal to the Fair Market Value of one share of Common Stock on the date of valuation of the phantom stock (together with cash dividend equivalents if so determined by the Committee) less such amount, if any, as the Committee shall specify. Phantom stock will be evidenced by such instruments as the Committee may from time to time approve. The date of valuation and payment of cash under phantom stock and the conditions, if any, to which such payment will be subject (whether based on performance standards or periods of service or otherwise) will be determined by the Committee.


3.5      PERFORMANCE UNITS

         Performance units granted under the Plan consist of the right to receive cash, subject to such terms, conditions and restrictions (including, but not limited to performance standards) as the Committee may determine. Performance units will be evidenced by such instruments as the Committee may from time to time approve. The terms, conditions and restrictions to which performance units are subject may vary from grant to grant.


3.6      CASH PAYMENTS

         The Committee may provide award holders with an election, or require a holder, to receive a portion of the total value of the Common Stock subject to restricted stock or performance shares in the form of a cash payment, subject to such terms, conditions and restrictions as the Committee may specify.


3.7      ELECTIVE AND TANDEM AWARDS

         The Committee may award stock options, restricted stock, performance shares, phantom stock and performance units independently of other compensation or in lieu of other compensation whether at the election of the potential award holder or otherwise. The number of shares subject to options or shares of restricted stock, phantom stock, performance shares, or performance units to be awarded in lieu of other compensation will be determined by the Committee in its sole discretion and need not be equal to the foregone compensation in Fair Market Value. In addition, stock options, restricted stock, performance shares, phantom stock and performance units may be awarded in tandem, so that a portion of that award becomes payable or becomes free of restrictions only if and to the extent that the tandem award is not exercised or is forfeited, subject to such terms and conditions as the Committee may specify.


                                  ARTICLE FOUR




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                AUTOMATIC STOCK GRANTS TO NON-EMPLOYEE DIRECTORS

         In consideration of their past services, individuals who have been non-employee members of the Board for at least six full calendar months on the Automatic Grant Date defined below ("Independent Directors") will automatically be granted Common Stock ("Automatic Stock Grants") for the number of shares of Common Stock set forth below (subject to adjustment under Paragraph 1.3.D. of this Plan) on the dates and terms set forth below, in consideration of their past services.

         A. No Discretion. No person will have any discretion to select which Independent Directors will be granted Common Stock or to determine the number of shares of Common Stock to be granted to Independent Directors; provided, however, that nothing in this Plan will be construed to prevent an Independent Director from declining to receive Common Stock under this Plan.

         B. Date of Grant. On the last business day of the second quarter of each fiscal year of the Company that occurs after all approvals referenced in Paragraph 5.4.C. of the Plan have been obtained ("Automatic Grant Date"), each continuing Independent Director will automatically receive 500 shares of Common Stock.


                                  ARTICLE FIVE

                                  MISCELLANEOUS

5.1      AMENDMENT

         A. Board Action. The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (1) except to the extent necessary to qualify as Incentive Options any or all options granted under the Plan that are intended to so qualify, such action shall not adversely affect a holder's rights and obligations with respect to grants and awards at the time outstanding under the Plan and (2) the Board shall not, without the approval of the Company's stockholders (i) materially increase the number of shares of Common Stock that may be issued under the Plan (except to make permissible adjustments related to changes in the Common Stock issuable under the Plan and designed to preclude the enlargement or dilution of rights and benefits under the Plan), (ii) materially modify the eligibility requirements for grants under the Plan, or (iii) make any other change with respect to which the Board determines that stockholder approval is required by applicable law or regulatory standards.

         B. Modification of Grants and Awards. The Committee has full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding grant or award under the Plan (other than an Automatic Stock Grant), to the extent not inconsistent with the Plan; provided, however, that no such



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modification or waiver shall, without the consent of the holder of the grant or award, adversely affect the holder's rights thereunder.


5.2      TAX WITHHOLDING

         A. Obligation. The Company's obligation to deliver shares or cash upon the exercise of grants and awards under the Plan is subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

         B. Stock Withholding. The Committee may require or permit, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of SEC Rule 16b-3) any or all holders of outstanding grants or awards under the Plan to elect to have the Company withhold, from the shares of Common Stock otherwise issuable pursuant to such grant or award, one or more of such shares with an aggregate Fair Market Value equal to the Federal, State and local employment and income taxes ("Taxes") incurred in connection with the acquisition of such shares. Holders of grants or awards under the Plan may also be granted the right to deliver previously acquired shares of Common Stock held for the requisite period to avoid a charge to earnings in satisfaction of such Taxes. The withheld or delivered shares will be valued at Fair Market Value on the applicable determination date for such Taxes.


5.3      VALUATION

         For all purposes under this Plan, the fair market value per share of Common Stock on any relevant date under the Plan ("Fair Market Value") will be determined as follows:

                  (1) National Exchange. If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value will be the closing selling price per share of Common Stock on the day before the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the day before the date in question, then the Fair Market Value will be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                  (2) NASDAQ. If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded in the over-the-counter market, the fair market value will be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) per share of



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Common  Stock on the date in question in the  over-the-counter  market,  as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist will be determinative of fair market value.

                  (3) Committee. Notwithstanding the foregoing, if the Committee determines that, as a result of circumstances existing on any date, the use of the above rules is not a reasonable method of determining Fair Market Value on that date or if Common Stock is not at the time listed or admitted to trading as outlined above, the Committee may use such other method as, in its judgment, is reasonable.


5.4      EFFECTIVE DATE AND TERM OF PLAN

         A. Effective Date. This Plan will become effective on the Effective Date, but no Common Stock will be issued under the Plan before the Plan is approved by the holders of at least a majority of the Company's voting stock. If such stockholder approval is not obtained within twelve (12) months of the Effective Date of the Plan, then all grants and awards under the Plan will terminate, and no further grants or awards will be made under the Plan.

         B. Term. Incentive Options may be granted under the Plan only within 10 years of the Effective Date of the Plan. Subject to this limit, the Committee may make grants and awards under the Plan at any time after the Effective Date of the Plan and before the Plan is terminated by the Board.

         C. Approvals. Notwithstanding anything to the contrary in this Plan, no grants or awards will be made under this Plan until the Plan is approved by the shareholders and the Plan has received any other required regulatory approvals.



5.5      USE OF PROCEEDS

         Any cash proceeds received by the Company from the sale of shares pursuant to grants and awards under the Plan will be used for general corporate purposes.


5.6      REGULATORY APPROVALS

         The implementation of the Plan, any grants and awards under the Plan, and the issuance of stock pursuant to any grant or award is subject to the procurement by the Company of all approvals and permits required by regulatory authorities having



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jurisdiction  over the Plan,  grants and awards  made under the Plan,  and stock issued pursuant to the Plan.


5.7      NO EMPLOYMENT/SERVICE RIGHTS

         Neither the establishment of this Plan, nor any action taken under the terms of this Plan, nor any provision of this Plan will be construed to grant any individual the right to remain in the employ or service of the Company (or any subsidiary or parent of the Company) for any period of specific duration, and the Company (or any subsidiary or parent of the Company retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause. Nothing contained in this Plan or in any grant or award under this Plan will affect any contractual rights of an employee pursuant to a written employment agreement.




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